EXHIBIT 99.1

        THEGLOBE.COM ACQUIRES PREMIERE ONLINE ENTERTAINMENT NETWORK

    HAPPY PUPPY AND GAMES DOMAIN, LEADING U.S. AND EUROPEAN GAME SITES,
        ADD MORE THAN 2.3 MILLION NEW USERS TO THEGLOBE.COM NETWORK

(New York, N.Y.) April 6, 1999.   theglobe.com, (Nasdaq:TGLO) a leading
online community which fully integrates content, commerce and user interaction, today announced that it has agreed to acquire Attitude Network which publishes entertainment web sites including Happy Puppy (www.happypuppy.com) and Games Domain (www.gamesdomain.com), the leading U.S. and European web sites for game enthusiasts. Happy Puppy was selected by Yahoo Internet Life as the Best Computer Games Site of 1998.

The combined audience adds 2.36 million additional users to theglobe.com's existing 9.3 million users and covers the highly coveted 18-44 demographic sought after by major consumer and technology advertisers. Happy Puppy and Games Domain, together have the highest concentration of 18-44 year olds that shop online.

Interactive entertainment is now the fastest growing segment of the U.S. entertainment industry, outpacing even the movie industry, according to the Interactive Digital Software Association. In 1997, PC and video game sales were $5.7 billion in the US market alone.

"Happy Puppy and Games Domain will enable theglobe.com network to immediately provide best of breed games content, community and commerce to its millions of users worldwide," stated Stephan
Paternot,co-CEO,theglobe.com, "The gaming industry is experiencing strong global growth which we fully expect to leverage as we extend and enhance theglobe.com community throughout the European continent."

Both Happy Puppy and Games Domain fans represent the web savvy and early adopters of technology who have translated their fascination with games to purchasing technology and consumer products. Happy Puppy attracts a large mainstream audience of users, who enjoy parlor, strategic, and action filled games. Games Domain is one of the definitive game sites written by gamers for gamers worldwide.

"We're thrilled to bring an audience of gaming enthusiasts into the extended globe community," said David Rae, CEO, Attitude Network, the parent company of Happy Puppy and Games Domain. "Our international team of gaming experts is looking forward to making theglobe.com the best site on the Web for interactive entertainment."

Added Todd Krizelman, co-CEO, theglobe.com, "This acquisition marks another strategic move for theglobe.com. The shopping and purchasing habits of this audience is one of the most attractive on the Web and is a perfect fit with our newly integrated shopping experience and soon to be launched auction service."

Happy Puppy and Games Domain web sites will continue to stay independent within theglobe.com network. theglobe.com will integrate its community services within the game sites and will also be launching a new Games Theme, powered by Happy Puppy and Games Domain at www.theglobe.com.

Happy Puppy and Games Domain are part of the Attitude Network, a leading online entertainment network. Happy Puppy is based in New York, NY while Games Domain is based in Birmingham, England. Games Domain also receives traffic at mirror sites in Russia, Greece, Portugal, Australia, Brazil and South Africa.

The merger agreement was signed after the close of the market yesterday and the transaction will close upon the satisfaction or waiver of certain conditions set forth in the merger agreement. It is expected that the closing will occur later this month. In the transaction, theglobe.com will issue approximately 785,000 shares of common stock to shareholders of Attitude and to certain holders of convertible notes of Attitude. In addition, theglobe.com will assume approximately $5.1 million of Attitude's debt. theglobe.com will assume all of the outstanding options and warrants of Attitude which will be exercisable for approximately 64,000 shares of new Common Stock. The stock to be issued by theglobe.com in connection with the acquisition will be "restricted" securities under the Federal securities laws, with certain registration rights. The acquisition will be accounted for as a purchase.

About theglobe.com (http://www.theglobe.com) theglobe.com is one of the world's leading online communities with more than 9.3 million users in the United States and abroad. An intuitive site designed to foster a user's creative and interactive experience, theglobe.com is setting the standard for online communities by providing members with a wealth of services and content. Member content is promoted in every area of the site, integrated around the abundance of data and news available at theglobe.com. By satisfying its users' personal and practical needs, theglobe.com seeks to become their online home. The Company's primary revenue source is the sale of advertising, with additional revenues generated through e-commerce arrangements and the sale of membership subscriptions for enhanced services.

Contact: Esther Loewy, Director of Communications, theglobe.com
212-886-0803, e-mail: elowey@corp.theglobe.om


Forward-Looking Statements: This news release contains forward-looking statements, which are based on current expectations and involve a number of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company. These factors include, but are not limited to, the limited operating history and early development stage of the company; its lack of profitability and anticipation of continued losses; unpredictability and potential fluctuations in future revenues; dependence on new product introductions achieving significant market acceptance and the uncertainties of consumer preferences; the acceptance of the Web as an advertising medium; dependence on member-generated content; risks of rapid technological change and platform changes; intense competition; and the general risks associated with Internet-based businesses. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission including, without limitation, under "Risk Factors" set forth in the company's registration statement on Form S-1. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

theglobe.com and theglobe.com logo are service marks of theglobe.com, Inc.